SECURITIES AND EXCHANGE COMMISSION
                 WASHINGTON, D.C. 20549


                SCHEDULE 14A INFORMATION

         Proxy Statement Pursuant to Section 14(a) of the
               Securities Exchange Act of 1934



(x )  Filed by the Registrant
(  )  Filed by a Party other than the Registrant

Check the appropriate box:

(  )  Preliminary Proxy Statement
(  )  Confidential, for Use of the Commission Only (as permitted by
      Rule 14a-b(e)(2))
(X )  Definitive Proxy Statement
(  )  Definitive Additional Materials
(  )  Soliciting Material Pursuant to (section mark)240.14a-11(c) or
      (section mark)240.14a-12



                       Public Service Company
            (Name of Registrant as Specified In Its Charter)



   (Name of Person(s) Filing Proxy Statement If Other Than Registrant)


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(  )  $500 per each party to the controversy pursuant to Exchange Act
      Rule 14a-6(i)(3).
(  )  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

      1)  Title of each class of securities to which transaction applies:

      2)  Aggregate number of securities to which transaction applies:

      3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11: *

      4)  Proposed maximum aggregate value of transaction:

      5)  Total fee paid:

(Set forth the amount on which the filing fee is calculated and state how it was determined)

( ) Fee previously paid with preliminary materials.

( ) Check box if any part of the fee is offset as provided by Exchange
    Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    1)  Amount Previously Paid:              $

    2)  Form, Schedule or Registration Statement No.:

    3)  Filing Party:

    4)  Date Filed:

                   PUBLIC SERVICE COMPANY OF NORTH CAROLINA,
                                  INCORPORATED

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                          TO BE HELD JANUARY 26, 1996

   TO THE SHAREHOLDERS:
        Notice is hereby given that the next annual meeting of shareholders of Public Service Company of North Carolina, Incorporated (the "Company") will be held at the corporate office of the Company, 400 Cox Road, Gastonia, North Carolina on Friday, January 26, 1996, at 9:00 a.m. for the following purposes:
          1. To elect four directors, each to serve for a three-year term expiring in 1999 or until their successors are elected and qualified, and to elect one director to serve for a two-year term expiring in 1998 or until his successor is elected and qualified;
          2. To ratify the selection of Arthur Andersen LLP as the Company's independent public accountants for the fiscal year ending September 30, 1996; and
          3. To transact such other business as may properly come before the meeting or any adjournment thereof.
        The Board of Directors has fixed December 11, 1995 as the record date for the determination of shareholders entitled to notice of and to vote at the meeting.
                                            For the Board of Directors

                                            /s/ Charles E. Zeigler, Jr.
                                            CHARLES E. ZEIGLER, JR.
                                            CHAIRMAN, PRESIDENT AND
                                            CHIEF EXECUTIVE OFFICER
   December 20, 1995

        THE FORM OF PROXY IS ENCLOSED TO ENABLE YOU TO VOTE YOUR SHARES AT THE MEETING. YOU ARE URGED TO PROMPTLY MARK, SIGN, DATE AND RETURN THE PROXY IN THE ACCOMPANYING ENVELOPE WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. THIS IS IMPORTANT WHETHER YOU OWN FEW OR MANY SHARES. DELAY IN RETURNING YOUR PROXY MAY SUBJECT THE COMPANY TO ADDITIONAL EXPENSE. IF YOU ATTEND THE MEETING IN PERSON, YOU MAY WITHDRAW YOUR PROXY AND VOTE YOUR SHARES IN PERSON IF YOU SO CHOOSE.

                   PUBLIC SERVICE COMPANY OF NORTH CAROLINA,
                                  INCORPORATED
                                  400 Cox Road
                              Post Office Box 1398
                      Gastonia, North Carolina 28053-1398
                                PROXY STATEMENT
     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Public Service Company of North Carolina, Incorporated (the "Company") for use at the annual meeting of shareholders of the Company to be held on Friday, January 26, 1996, at 9:00 a.m., and at any adjournment thereof. Unless the context requires otherwise, all references in this Proxy Statement to the Company refer to Public Service Company of North Carolina, Incorporated and its subsidiaries. This Proxy Statement and the accompanying proxy card are first being mailed to shareholders on or about December 20, 1995.
     Only shareholders of record at the close of business on December 11, 1995 are entitled to vote at the meeting. As of November 30, 1995, the Company had outstanding 18,765,708 shares of Common Stock, which shares constitute the only class of stock of the Company entitled to notice of, and to vote at, the meeting. As of the same date, the Company had approximately 11,600 shareholders of record.
     All proxies that are properly executed and received prior to the meeting will be voted at the meeting. If a shareholder specifies how the proxy is to be voted on any of the business to come before the meeting, the proxy will be voted in accordance with such specification. If no specification is made, the proxy will be voted for the election of directors and the approval of proposals two and three. A shareholder may revoke a proxy, to the extent it has not been exercised, at any time prior to its exercise, by giving written notice to the Secretary of the Company, by executing and delivering a proxy with a later date or by voting in person at the meeting. If a shareholder is a participant in the Company's Automatic Dividend Reinvestment and Stock Purchase Plan, the enclosed proxy includes any full shares held in his or her account.
     The cost of soliciting proxies will be borne by the Company, including expenses incurred in connection with preparing and mailing this Proxy Statement. Such expenses will include charges by brokers, banks or their nominees, other custodians and fiduciaries for forwarding proxy material to the beneficial owners of shares held in the name of a nominee. The Company expects to solicit proxies primarily by mail, but certain officers and employees of the Company may also solicit in person, by telephone, telegram or other means without additional compensation for their services other than their regular salaries.
                             ELECTION OF DIRECTORS
     The Board of Directors on December 4, 1995, approved an increase in the size of the Company's Board of Directors from 11 to 12, such increase to become effective as of the date ofthe Company's annual meeting on January 26, 1996. Upon the effectiveness of such increase, the Board of Directors will be divided into three classes comprised of four directors whose terms expire in January 1997, 1998 and 1999, respectively. At the annual meeting, four directors are to be elected to serve until the Company's annual meeting to be held in January[nb]1999 or until their successors are elected and qualified, and one director is to be elected to serve until the Company's annual meeting to be held in January 1998 or until his successor is elected and qualified.
Two directors whose terms expire at this year's annual meeting have been nominated by the Board of Directors to succeed themselves for terms expiring in January 1999. They are Bert Collins and Charles E. Zeigler,
Jr. Two nominees, John W. Copeland and D. Wayne Peterson, have been nominated by the Board of Directors to fill the board positions, vacated by the two retiring board members, for terms expiring in January 1999. The other nominee, Ben R. Rudisill, II, has been nominated by the Board of Directors to fill the new board position for the term expiring in January 1998. Two directors whose terms are expiring, Plato P. Pearson, Jr. and Charles E. Zeigler, Sr., are retiring from the Board of Directors under its mandatory retirement policy and will not stand for reelection. Each of the five nominees has consented to being named in the Proxy Statement and to serve if elected. If, prior to the annual meeting, any one of the nominees should become unable to serve, the proxies solicited hereby will be voted for such additional person as shall be designated by the Board of Directors. The other seven members of the Board of Directors whose terms do not expire this year will continue to serve in such capacity until their terms expire and their successors are elected and qualified.

     Set forth below is a table showing the names and ages of the five nominees for election and of the seven continuing members of the Board of Directors, together with biographical information on each of them for the past five years.

     NAME, AGE AND YEAR
   FIRST BECAME A DIRECTOR                 BIOGRAPHICAL INFORMATION
NOMINEES FOR ELECTION AS DIRECTORS WHOSE TERMS EXPIRE IN 1999
BERT COLLINS (61)              President and Chief Executive Officer, North
  Director since 1993            Carolina Mutual Life Insurance Company, an
                                 insurance company located in Durham, North
                                 Carolina.
JOHN W. COPELAND (60)          President, Ruddick Corporation, Charlotte, North
                                 Carolina, the holding company for American &
                                 Efird, Inc., Harris-Teeter, Inc. and Jordan
                                 Graphics Inc.; President, Copeland Business
                                 Service, Inc.; and Director, First Union
                                 National Bank, Charlotte, North Carolina.
D. WAYNE PETERSON (59)         President, Local Telecom Division, Sprint,
                                 Kansas City, Missouri, a major domestic and
                                 international telecommunications company.
CHARLES E. ZEIGLER, JR. (49)   Chairman, President and Chief Executive Officer
  Director since 1988            of the Company. Son of Charles E. Zeigler, Sr.
NOMINEE FOR ELECTION AS DIRECTOR WHOSE TERM EXPIRES IN 1998
BEN R. RUDISILL, II (52)       President and Treasurer, Rudisill Enterprises,
                                 Inc., Gastonia, North Carolina, a beverage
                                 distributor and food broker; Co-owner and Vice
                                 President, Tar Heel Leasing Company, an auto
                                 and equipment leasing company.
CONTINUING DIRECTORS WHOSE TERMS EXPIRE IN 1998
WILLIAM C. BURKHARDT (58)      President and Chief Executive Officer of Austin
  Director since 1989            Quality Foods, Inc., Cary, North Carolina, a
                                 baker and distributor of Austin Quality
                                 Snacks; Director, Triangle Bancorp., Raleigh,
                                 North Carolina; and Director, Kaiser
                                 Permanente, Raleigh, North Carolina.
VAN E. EURE (40)               Co-owner, General Manager and President, The
  Director since 1993            Angus Barn, Ltd., which owns a restaurant
                                 located in Raleigh, North Carolina.
WILLIAM L. O'BRIEN, JR. (56)   Senior Vice President and Director,
  Director since 1986            O'Brien/Atkins Associates, P.A., an
                                 architectural and engineering firm located in
                                 the Research Triangle Park area of North
                                 Carolina.

                                       2

     NAME, AGE AND YEAR
   FIRST BECAME A DIRECTOR                 BIOGRAPHICAL INFORMATION
CONTINUING DIRECTORS WHOSE TERMS EXPIRE IN 1997
WILLIAM A. V. CECIL (67)       President and Treasurer, The Biltmore Company,
  Director since 1985            which owns and operates the Biltmore House and
                                 Gardens in Asheville, North Carolina.
H. MAX CRAIG, JR. (64)         Chairman of the Board and President, Gaston
  Director since 1974            County Dyeing Machine Company, a manufacturer
                                 of textile machinery; President, H. M. Craig
                                 Metal and Supply Company; and Director, First
                                 Citizens Bancshares, Incorporated, the holding
                                 company for First Citizens Bank and Trust
                                 Company.
B. FRANK MATTHEWS, II (68)     Executive Vice President and Director, Matthews
  Director since 1985            Belk Company, which owns and operates
                                 department stores.
G. SMEDES YORK (54)            President and Treasurer, York Properties, Inc.
  Director since 1984            and Sam Bass Camera Shop, Inc.; President,
                                 York Inns, Inc.

           COMMON STOCK OWNERSHIP BY DIRECTORS AND EXECUTIVE OFFICERS
     Set forth below is the number of shares of Common Stock of the Company beneficially owned by the directors, the Chief Executive Officer, the other executive officers named in the Summary Compensation Table, and the directors and executive officers as a group, on November 30, 1995.

                                                                                     PERCENT
                                                                                       OF
                             NAME                                 SHARES (1)(2)       CLASS
Bert Collins...................................................        1,150              *
Charles E. Zeigler, Jr.........................................       12,950(4)           *
Plato P. Pearson, Jr...........................................        1,971              *
Charles E. Zeigler, Sr.........................................      100,856              *
William C. Burkhardt...........................................        2,104              *
Van E. Eure....................................................          635              *
William L. O'Brien, Jr.........................................        3,434              *
William A. V. Cecil............................................        6,023              *
H. Max Craig, Jr...............................................        8,409              *
B. Frank Matthews, II..........................................       12,552(3)           *
G. Smedes York.................................................        6,000              *
Jerry W. Richardson............................................        8,509              *
Fred L. Schmidt................................................       --                  *
Robert D. Voigt................................................       11,618              *
Franklin H. Yoho...............................................        1,018              *
Directors and executive officers
  as a group (22 persons)......................................      184,629            1.0%

 * Indicates beneficial ownership of less than 1% of the shares of Common Stock of the Company outstanding on November 30, 1995.
(1) Includes shares, if any, held by each person's spouse.
(2) Includes each person's beneficial interest in full shares of the Company's Common Stock, if any, credited to his or her account in the Company's Automatic Dividend Reinvestment and Stock Purchase Plan.
(3) Of this number, 5,652 shares are owned directly by Mr. Matthews and 6,900 shares are owned by a trust over which Mr. Matthews as co-trustee shares investment and voting power.
(4) Of this number, 10,091 shares are owned directly by Mr. Zeigler, Jr., 1,064 shares are owned by Mr. Zeigler, Jr.'s spouse and 1,795 shares are owned by a trust over which Mr. Zeigler, Jr. as trustee has investment and voting power.
               THE BOARD OF DIRECTORS AND COMMITTEES OF THE BOARD
     The business of the Company is managed under the direction of the Board of Directors. The Board meets regularly during the year to review the Company's operations, strategic and business plans, major capital appropriations and other significant developments affecting the Company and to act on matters requiring Board approval. It also holds special meetings when important matters require Board action. Members of senior management attend Board meetings as needed to discuss the progress and plans relating to their areas of responsibility. During the fiscal year ended September 30, 1995, there were four meetings of the Board of Directors. Each director attended at least 75 percent of the aggregate of the number of such meetings and the total number of meetings of all committees of the Board on which he or she served with the exceptions of Mr. Craig and Mr. Zeigler, Sr.
     Because of the number of matters requiring Board consideration and to make the most effective use of individual directors' capabilities, the Board has established committees to devote attention to specific subjects and to assist the Board in the discharge of its responsibilities. The Board has created an Executive Committee, an Audit Committee and an Executive Compensation Committee. The Company has no nominating committee. Information about the functions of each committee, its current members, and the number of meetings held during the fiscal year ended September 30, 1995 is provided below.
     The Executive Committee acts as an advisory committee to the Chairman on matters relating to the policies and business affairs of the Company and may recommend nominees to be considered as successors to the Chairman or President or as a director of the Company. During the intervals between meetings of the Board, the Executive Committee has the same authority as the Board as to any matters relating to the ordinary conduct of the business of the Company, but does not have any authority as to any matters not relating to such
                                       4
ordinary conduct of business such as, for example, the authority to authorize an amendment to the Company's Articles of Incorporation or to fill a vacancy on the Board. The members of the Executive Committee, which met once during the fiscal year ended September 30, 1995, are Charles E. Zeigler, Jr. (Chairman), H. Max Craig, Jr., Plato P. Pearson, Jr., G. Smedes York and Charles E. Zeigler, Sr.
     The Audit Committee recommends to the Board of Directors the engagement of independent public accountants, approves the professional services to be rendered by and considers the possible effect of such services on the independence of the accountants, determines whether the independent public accountants are presenting their reports on the Company's financial statements in a competent and adequate manner, reviews the scope and results of annual examinations and recommendations of the independent public accountants and determines whether the internal controls of the Company are adequate. The members of the Audit Committee, which met two times during the fiscal year ended September 30, 1995, are William A. V. Cecil (Chairman), Bert Collins, H. Max Craig, Jr., B. Frank Matthews, II and Charles E. Zeigler, Sr.
     The Executive Compensation Committee recommends to the Board of Directors the compensation of the various officers of the Company that, in the judgment of such committee's members, should from time to time be fixed by the Board and performs such other duties as are assigned to it by the Board. The Executive Compensation Committee also recommends to the Board persons for election as officers (except Chairman or President) of the Company. The Board has assigned to such committee the responsibility of administering the Company's Incentive Compensation Plan and its stock option plans. None of the members of such committee may be employees of the Company, and none are eligible to receive options under the Company's stock option plans. The members of the Executive Compensation Committee, which met three times during the fiscal year ended September 30, 1995, are William C. Burkhardt (Chairman), Van E. Eure, William L. O'Brien, Jr., Plato P. Pearson, Jr. and G. Smedes York.
COMPENSATION OF DIRECTORS
     Directors who are not employees of the Company receive an annual retainer fee of $16,000, plus $600 for each board and committee meeting attended and reimbursement of expenses for attending each meeting. The Company maintains a deferred compensation plan (the "Deferred Compensation Plan") for its outside directors pursuant to which such directors may elect to defer 50% or more of their annual compensation, such deferred amount to be credited at the direction of the participating outside director in the form of cash or stock units. Pursuant to the Deferred Compensation Plan, during the fiscal year ended September 30, 1995, Mr. Burkhardt elected to receive credit for 1,952 stock units valued at $31,472 in lieu of cash compensation. Mr. Pearson elected to receive credit for 985 stock units valued at $18,511 for the first six months of the fiscal year ended September 30, 1995 and then he elected to defer receipt of his cash compensation valued at $15,409 for the last six months of the fiscal year. Upon retirement from the Board of Directors after age 65 and after serving as a director for eight years or more, a director is entitled to lifetime retirement compensation equal to the amount of the annual retainer fee in effect on the date of retirement. The Company's By-laws provide that no director shall be eligible for reelection who, on the date of his proposed election, shall have reached, or who, within the twelve-month period immediately after such date, would reach 70 years of age.
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
     Effective August 1, 1992, the Company entered into a lease (the "Lease") with Pearson's, Inc., a North Carolina corporation. Mr. Plato P. Pearson, Jr., a director and a member of the Executive Committee and the Executive Compensation Committee, is the President, a Director and the holder of 4.28 percent of the outstanding shares of common stock of Pearson's, Inc. The Lease is a modification and extension of a lease entered into on November 30, 1976 relating to the lease of an office building located at 1422 Burtonwood Drive in Gastonia, North Carolina (the "Property"). The Property consists of an approximately 11,313 square foot office building which is utilized by the Company for commercial offices. Under the terms of the Lease, which expires on July 31, 2002, the Company is obligated to pay rent in the amount of $100,000 per year, and to pay all ad valorem taxes and special assessments charged against the Property. The Company believes that payments required to be made under the Lease are no higher than current fair market lease rates in the geographic area in which the Property is located and are at least as favorable to the Company as could be obtained through an unrelated third party.
                                       5

COMPLIANCE WITH SECTION 16(A)
     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's directors and executive officers, and persons who own more than 10% of the Company's Common Stock, to file with the Securities and Exchange Commission reports of ownership and changes in ownership of Common Stock. Officers, directors and greater than 10% beneficial owners are required by Securities and Exchange Commission regulation to furnish the Company with copies of all Section 16(a) forms they file.
     Based solely on review of the copies of such reports furnished to the Company or written representations that no other reports were required, the Company believes that, during the 1995 fiscal year, all filing requirements applicable to its officers, directors and greater than 10% beneficial owners were complied with except that Ms. Eure and Mr. Yoho did not file a Form 4 on a timely basis with respect to a purchase of Common Stock and a sale of Common Stock, respectively.
REPORT OF THE EXECUTIVE COMPENSATION COMMITTEE
     The Company, under the supervision of the Executive Compensation Committee of the Board of Directors, has developed and implemented merit and incentive compensation programs which seek to provide a direct relationship between compensation provided to executive officers, and other eligible employees in the upper job grades, and corporate business performance. The Executive Compensation Committee is a standing committee of the Board composed entirely of outside directors who are not officers or employees of the Company or any of its subsidiaries and who have no interlocking relationships with the Company's executive officers.
     It is the philosophy of the Company's Board to set the base salaries of executive officers at the average of a financial peer group of other mid-sized natural gas local distribution companies ("LDCs"), with opportunities to earn above the average based on excellent individual and corporate performance. This peer group includes neighboring and other similarly sized LDCs which share operating and financial characteristics with the Company. The goal of the Company's executive compensation programs is to create competitive compensation that will attract and retain quality leadership at the Company and link compensation directly to corporate performance. Further, the Board believes the performance on which executive officer compensation is based should be assessed both on an annual basis and also over a longer period of time to ensure that executive officers work to support both the Company's current objectives as well as its strategic objectives.
     In the early part of each fiscal year, the Executive Compensation Committee reviews the Chief Executive Officer's recommended base salary merit increases for the Company's other executive officers, plus cash incentive plan and stock option plan awards for the Company's other executive officers and other eligible employees. Base salary merit increase and cash incentive award recommendations, if any, are primarily based on corporate operating and financial performance, as well as on individual performance, for the prior fiscal year. Merit increases are also based on a review of peer group base salaries and executive officers' individual contributions to the Company's strategic objectives. Stock option recommendations, if any, are primarily based on executive officers' and other eligible employees' individual performance during the prior fiscal year, but also relate to performance judgments as to the past contributions of the individual executive officers and other eligible employees and judgments as to their individual contributions to the Company's strategic objectives. The Executive Compensation Committee then recommends compensation for such executive officers and other eligible employees, with such modification as it deems appropriate, following review of (a) the Company's actual performance as compared to its corporate financial goals for the prior fiscal year, (b) individual executive officers' and other eligible employees' actual performance as compared to their individual goals supporting the Company's financial and operating objectives, (c) the Company's executive officer compensation levels relative to its peer group and (d) periodic reports from independent compensation consultants regarding the compensation competitiveness of the Company. The Executive Compensation Committee also reviews the above types of compensation for the Chief Executive Officer with the assistance of the Company's human resources staff and recommends adjustments as deemed appropriate based on the above compensation review criteria and its expectation as to his future contributions in leading the Company. The Executive Compensation Committee's compensation recommendations for all executive officers are acted on by the Board. If prior fiscal year corporate financial goals are not achieved,
(a) executive officer and other eligible employee cash incentive awards are not paid, even when individual goals are met, and (b) stock options awards may not be granted.
     Upon evaluating the Company's actual performance as compared to its fiscal 1995 corporate goals, the Executive Compensation Committee made the following recommendation which was approved by the Board
                                       6
on November 17, 1995: to pay 12 executive officers and 103 other eligible employees $330,940, representing 60% of the possible cash incentive pool. This was based on the attainment of 50% of the earnings per share goal (60% weighting), 50% of the gross margin growth goal (20% weighting) and 100% of the operating income/gross margin efficiency goal (20% weighting). These three payout percentages resulted from achieving the budgeted amounts for the three goals. The minimum attainment level to earn a 100% payout of the first two goals was 105% of their budgeted amounts. Additionally, the Executive Compensation Committee and the Board accepted management's recommendation to continue for fiscal 1996 the earnings per share (60% weighting), gross margin growth (20% weighting), and operating income/gross margin efficiency (20% weighting) goals, which are linked to growth in shareholder value. Effective November 17, 1995, stock options totaling 120,000 shares at a grant price of $14.29 (90% of the $15.88 average between the New York Stock Exchange high and low trading prices on the grant date) were awarded to 12 executive officers and 103 other eligible employees.
     Deferred action on fiscal 1994 stock option grants was taken by the Board at its January 27, 1995 meeting. Effective that date, stock options totaling 120,000 shares were granted to 13 executive officers and 47 other eligible employees at a grant price of $12.86 (90% of the $14.29 average NASDAQ closing price for the five consecutive trading days up through the grant date). The number of non-executive officers eligible for cash incentive plan and stock option plan awards was increased during fiscal 1995.
     This report has been provided by the Executive Compensation Committee:

William C. Burkhardt (Chairman)     Plato P. Pearson, Jr.
Van E. Eure                         G. Smedes York
William L. O'Brien, Jr.

                             EXECUTIVE COMPENSATION
     The Summary Compensation Table below includes compensation paid by the Company for services rendered for the fiscal years ended September 30, 1995, 1994 and 1993 for the Chief Executive Officer and the four other most highly compensated executive officers (as of September 30, 1995) as determined by total salary and bonus payments.
                           SUMMARY COMPENSATION TABLE

                                                                                           LONG TERM
                                                          ANNUAL COMPENSATION             COMPENSATION
                                                                         OTHER ANNUAL        AWARDS         ALL OTHER
      NAME AND PRINCIPAL POSITION        YEAR   SALARY (1)    BONUS    COMPENSATION (2)   OPTIONS (#)    COMPENSATION (3)
Charles E. Zeigler, Jr.                  1995    $256,200    $29,455       $ 30,523           7,559           $4,500(4)
  Chairman, President and                1994     237,003     55,800         70,798           7,298            3,375(4)
  Chief Executive Officer                1993     229,219     27,500             --           9,804            4,497
Jerry W. Richardson                      1995     131,700     11,205         16,606           3,750            3,951
  Senior Vice President --               1994     124,604     22,400         40,590           3,635            3,738
  Engineering                            1993     122,250     12,000         50,890           5,529            3,667
Robert D. Voigt                          1995     124,896     14,275         15,954           4,538            3,747
  Senior Vice President --               1994     115,620     27,100         40,157           4,407            3,469
  Corporate Development and              1993     112,063     14,000         41,135           4,413            3,362
  Chief Financial Officer
Franklin H. Yoho                         1995     116,750     13,695         30,238           4,538            3,503
  Senior Vice President --               1994      98,482     29,700          5,175           4,407            2,954
  Marketing and Gas Supply               1993      91,612     11,500             --           3,676            2,505
Fred L. Schmidt                          1995     113,750     13,145             --           4,538            3,413
  Senior Vice President --               1994     103,333     24,300         12,679(5)        4,407            2,350
  Human Resources                        1993      75,000     13,000             --              --               --

(1) Includes for the years indicated amounts contributed on a pre-tax basis to the Special Savings and Retirement Plan (the Company's 401(k) plan) by each of the named executive officers.
(2) Includes for the years indicated the difference between the price paid by the named executive officers for Common Stock of the Company purchased from the Company upon the exercise of stock options and the fair market value of such Common Stock. Also includes for the years indicated the amount paid to the named executive officers for dividend equivalents accrued from the grant date.
(3) Consists of for the years indicated contributions by the Company to the Special Savings and Retirement Plan.
(4) Mr. Zeigler, Jr. participated in the Special Savings and Retirement Plan at the maximum level permitted by such plan. Contributions by the Company for Mr. Zeigler, Jr. for fiscal 1994 are lower than the prior year due to a change in the timing of Company contributions during fiscal 1994.
(5) Includes reimbursement of moving expenditures for the indicated year.
                                       7

                       OPTION GRANTS IN LAST FISCAL YEAR
     The following table shows stock options granted in the fiscal year ending September 30, 1995 to the Chief Executive Officer and the four other most highly compensated officers (as of September 30, 1995):

                                                                  INDIVIDUAL GRANTS (1)
                                                              % OF
                                                              TOTAL                                             GRANT
                                              NUMBER OF      OPTIONS                                             DATE
                                              SECURITIES     GRANTED      MARKET                               PRESENT
                                              UNDERLYING       TO        EXERCISE    PRICE ON                   VALUE
                                               OPTIONS      EMPLOYEES    OR BASE     DATE OF                   (BLACK-
                                               GRANTED      IN FISCAL     PRICE       GRANT      EXPIRATION    SCHOLES)
                   NAME                          (#)          YEAR        ($/SH)      ($/SH)        DATE         (2)
Charles E. Zeigler, Jr.....................      7,559          6.3%      $12.86      $14.38       1/27/00     $ 27,968
Jerry W. Richardson........................      3,750          3.1        12.86       14.38       1/27/00       13,875
Robert D. Voigt............................      4,538          3.8        12.86       14.38       1/27/00       16,791
Franklin H. Yoho...........................      4,538          3.8        12.86       14.38       1/27/00       16,791
Fred L. Schmidt............................      4,538          3.8        12.86       14.38       1/27/00       16,791

(1) All options were granted on January 27, 1995 with an exercise price equal to 90% of the average closing for the five consecutive trading days up through the grant date, as reported on the NASDAQ National Market System. An optionee must remain employed by the Company for at least two years from the date of grant before the right to exercise an option accrues. Options become fully and immediately exercisable in the event of a change in control of the Company, and in the event of an optionee's retirement, disability or death. In the event of such retirement, disability or death, options shall terminate one year from such date. If an optionee's employment with the Company is terminated for any reason other than his retirement, disability or death, options held by such optionee shall terminate three months from such date. No option may be exercised more than five years from the date of its grant. Stock options granted prior to September 30, 1993 had a dividend equivalents feature pursuant to which the optionee received a cash payment equal to the dividends that would have been paid on the optioned stock if that stock had been outstanding from the date of grant to the date of exercise. The Company accrued compensation expense for such dividend equivalents monthly, at the same time regular dividends were accrued. After a regular meeting of the Company's Board of Directors held on November 10, 1993, the Board deleted the dividend equivalents feature from the Company's stock option plans, effective September 30, 1993. With respect to accrued dividend equivalents on options issued and outstanding on September 30, 1993, the Company paid optionees an aggregate of $426,474, which amount is equal to 100% of the dividend equivalents accrued on such options through September 30, 1993. Such amount was paid in two equal installments on December 15, 1993 and November 30, 1994. With respect to accrued dividend equivalents on options issued and outstanding after September 30, 1993, dividend equivalents accrue quarterly and are paid by the Company annually at the end of each option year; provided, however, that no dividend equivalents will accrue for a quarter if the Company's closing Common Stock price on the dividend record date with respect to such quarter does not exceed $16.25 per share. With respect to accrued dividend equivalents on options issued and outstanding on September 30, 1994, the Company paid optionees an aggregate of $57,659, which amount is equal to 100% of the accrued dividend equivalents on such options through September 30, 1994. Such amount was paid on November 30, 1994. After a regular meeting of the Company's Board of Directors on November 17, 1995, the Board approved an adjustment to its dividend equivalents rights feature whereby dividend equivalents on stock option grants made on or after such date will accrue quarterly if the Company's closing Common Stock price on the dividend record date with respect to such quarter exceeds the closing Common Stock price on the initial grant date. The closing price of the Company's Common Stock on November 17, 1995, the latest option grant date, was $15.88.
(2) The values shown in this column have been calculated through standard application of the Black-Scholes pricing model. The actual value an executive officer receives from a stock option is dependent on future market conditions, and there can be no assurance that the amount reflected as "Grant Date Present Value" will actually be realized. In addition, the value shown does not take into account risk factors such as nontransferability and limits on exercise.
                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                            AND FY-END OPTION VALUES
     The following table shows the aggregated stock option exercises in the fiscal year ended September 30, 1995 and the stock option values for the Chief Executive Officer and the four other most highly compensated officers (as of September 30, 1995):

                                                                      NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                                                     UNDERLYING UNEXERCISED             IN-THE-MONEY
                                  SHARES ACQUIRED      VALUE          OPTIONS AT FY-END (#)         OPTIONS AT FY-END ($)
              NAME                ON EXERCISE (#)   REALIZED ($)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
Charles E. Zeigler, Jr..........          --          $     --        21,930         14,857        $72,922        $45,808
Jerry W. Richardson.............          --                --        11,433          7,385         35,924         22,767
Robert D. Voigt.................          --                --        10,317          8,945         35,305         27,575
Franklin H. Yoho................       4,929            23,363         3,677          8,945          2,040         27,575
Fred L. Schmidt.................          --                --            --          8,945             --         27,575

                           EMPLOYEE RETIREMENT PLANS
     The table below illustrates the approximate amounts of annual normal retirement benefits payable under the Company's Retirement Plans.

                              ANNUAL BENEFITS AT RETIREMENT WITH
  AVERAGE                          YEARS OF CREDITED SERVICE
COMPENSATION       10        15         20         25         30         35
  $120,000       25,315     37,973     50,630     63,288     75,946     88,603
   140,000       29,815     44,723     59,630     74,538     89,446    104,353
   160,000       34,315     51,473     68,630     85,788    102,946    120,103
   180,000       38,815     58,223     77,630     97,038    116,446    135,853
   200,000       43,315     64,973     86,630    108,288    129,946    151,603
   220,000       47,815     71,723     95,630    119,538    143,446    167,353
   240,000       52,315     78,473    104,630    130,788    156,946    183,103
   260,000       56,815     85,223    113,630    142,038    170,446    198,853
   280,000       61,315     91,973    122,630    153,288    183,946    214,603
   300,000       65,815     98,723    131,630    164,538    197,446    230,353
   320,000       70,315    105,473    140,630    175,788    210,946    246,103
   340,000       74,815    112,223    149,630    187,038    224,446    261,853

     The Company has a noncontributory, defined benefit retirement plan (the "Retirement Plan") and a benefit restoration plan (the "Restoration Plan") (collectively, the "Retirement Plans"), which cover all full-time employees, including officers, upon their attaining age 21 and completing one year of service. The purpose of the Restoration Plan is to provide certain employees with retirement benefits which they otherwise would have received under the Retirement Plan formula but which may not be paid to them under the Retirement Plan due to limitations on benefits imposed by the Internal Revenue Code.
     A participant in the Retirement Plans becomes fully vested prior to normal retirement at age 65 upon the completion of five years of service. Benefits are also provided under the Retirement Plans in the event of early retirement at or after age 55 and the completion of at least ten years of service and in the event of retirement for disability after completion of five years of service. Benefits under the Retirement Plans are based upon application of a formula to the specified average compensation and years of credited service (up to a maximum of 35 years) at normal retirement age. Benefit amounts are computed on a straight life annuity basis. Compensation covered by the Retirement Plans consists of the amount shown as "Salary" in the Summary Compensation Table. The benefits are not subject to any deduction for social security payments. Estimated credited years of service under the Retirement Plans for the individuals named in the Summary Compensation Table are as follows: Charles E. Zeigler, Jr., 8.8 years, Jerry W. Richardson, 27.0 years, Robert D. Voigt, 20.2 years, Franklin H. Yoho, 6.6 years and Fred L. Schmidt, 2.6 years.
                                       9

                               PERFORMANCE GRAPH
     The line graph set forth below charts performance (on an annual basis) of an investment in the Company's Common Stock against each of the Standard & Poor's 500 Index (the "S&P 500 Index") and the Standard & Poor's Utilities Index (the "S&P Utilities Index"), in each case assuming an investment of $100 on September 30, 1990 and cumulation and reinvestment of all dividends paid thereafter through September 30, 1995. The following graph is presented pursuant to rules of the Securities and Exchange Commission. The stock price performance comparisons below shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates this graph by reference, and shall not otherwise be deemed filed under such acts. While total stockholder return is an important criterion of corporate performance, it is subject to the vagaries of the equity market, which affect common stock price performance. There can be no assurance that the Company's Common Stock price performance will continue into the future with the same or similar trends depicted in the graph below.

COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN graph appears here. Plot points are as follows:

                              9/90     9/91    9/92    9/93    9/94    9/95
Public Service Company of
 North Carolina, Inc.         $100     $127    $208    $222    $183    $215
S&P 500 Index                 $100     $131    $146    $165    $171    $221
S&P Utilities Index           $100     $116    $133    $165    $143    $183

                     SHAREHOLDER PROPOSALS AND NOMINATIONS
     Shareholder proposals relating to the Company's 1997 annual meeting of shareholders must be received by the Company no later than August 20, 1996, to be considered for inclusion in the proxy statement to be furnished to shareholders in connection with the solicitation of proxies by the Board of Directors for use at such meeting.
     The Executive Committee will consider nominees for the Board of Directors recommended by shareholders. Recommendations by shareholders must be forwarded to the Secretary of the Company and must identify the nominee by name and provide pertinent information concerning his or her background and experience. A shareholder recommendation must be received at least 90 days prior to the date of the annual meeting of shareholders, which is regularly held on the last Friday in January.
     Shareholders should send their proposals and names of proposed nominees to the attention of the Company's Secretary at the Company's corporate office, 400 Cox Road, Post Office Box 1398, Gastonia, North Carolina 28053-1398.
                     RATIFICATION OF SELECTION OF AUDITORS
     The Board of Directors has selected Arthur Andersen LLP as independent public accountants to audit the accounts and financial statements of the Company for the fiscal year ending September 30, 1996. Arthur Andersen LLP has acted for the Company in this capacity since 1951. A representative of such firm is expected to attend the annual meeting to answer appropriate questions from shareholders and to make a statement if he or she so desires.
                                 OTHER MATTERS
     The Board of Directors of the Company knows of no matters that will be presented for consideration at the annual meeting other than those set forth in this Proxy Statement. However, if any other matters shall come before the meeting, it is the intention of the persons named in the enclosed proxy to vote on such matters in accordance with their best judgment.
     We ask that you promptly execute the enclosed proxy and return it in the enclosed envelope that requires no postage if mailed in the United States.
                                          For the Board of Directors
                                          /s/ Charles E. Zeigler, Jr.
                                          CHARLES E. ZEIGLER, JR.
                                          CHAIRMAN, PRESIDENT AND
                                          CHIEF EXECUTIVE OFFICER
December 20, 1995
A COPY OF THE COMPANY'S LATEST ANNUAL REPORT ON FORM 10-K TO THE SECURITIES AND EXCHANGE COMMISSION, INCLUDING THE FINANCIAL STATEMENTS AND THE SCHEDULES THERETO, WILL BE PROVIDED WITHOUT CHARGE UPON WRITTEN REQUEST TO JACK G. MASON, TREASURER, PUBLIC SERVICE COMPANY OF NORTH CAROLINA, INCORPORATED, POST OFFICE BOX 1398, GASTONIA, NORTH CAROLINA 28053-1398.
                                       11

******************************************************************************
                                  APPENDIX


             PUBLIC SERVICE COMPANY OF NORTH CAROLINA, INCORPORATED
          PROXY FOR ANNUAL MEETING OF SHAREHOLDERS -- JANUARY 26, 1996
    The undersigned hereby appoints CHARLES E. ZEIGLER, SR., PLATO P. PEARSON, JR. and H. MAX CRAIG, JR., and each of them, with full power of substitution, attorneys and proxies to appear and vote, as indicated below, all of the shares of Common Stock of Public Service Company of North Carolina, Incorporated that the undersigned would be entitled to vote at the annual meeting of shareholders to be held on January 26, 1996 and at any and all adjournments thereof. The Board of Directors recommends a vote FOR the following items:

1. Election of Directors.  FOR the nominees    FOR the nominees listed below         WITHHOLD AUTHORITY to vote for
                           listed below [ ]    except as marked to the contrary [ ]  the nominees listed below [ ]

      (INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE,
                    strike a line through the nominee's name in the list below.)

Bert Collins      John W. Copeland    D. Wayne Peterson    Ben R. Rudisill, II    Charles E. Zeigler, Jr.

2. Proposal to ratify the selection of Arthur Andersen LLP as independent
   public accountants.         FOR [ ]      AGAINST [ ]     ABSTAIN [ ]
3. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournments
   thereof.                    FOR [ ]      AGAINST [ ]     ABSTAIN [ ]

                  (continued and to be signed on reverse side)

    THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS and when properly executed will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted
FOR all nominees for Director and FOR Proposals 2 and 3.
                                          Signed:
                                          Signed:
                                           Please sign exactly as your name
                                           appears hereon. If the holder is a
                                           corporation or partnership, please
                                           sign its name and add your own name
                                           and title. When signing as attorney,
                                           executor, administrator, trustee or
                                           guardian, please also give your full
                                           title. If shares are held jointly
                                           EACH holder must sign.
                                          Dated:
IMPORTANT: Please mark, sign and date this proxy and return it promptly in the enclosed envelope. No postage is required if mailed in the United States.